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                                  EXHIBIT 99.1
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Monday May 8, 8:45 am Eastern Time

Company Press Release

SOURCE: Salon.com

Salon.com Acquires Digital Audio Leader MP3Lit.com, Moving Further Into Broadband Arena and Developing New Potential Revenue Streams

E-Commerce Division, LoudBooks.com, Featuring Downloadable Audiobooks Scheduled to Launch in Fall 2000

SAN FRANCISCO, May 8 /PRNewswire/ -- Salon.com (Nasdaq: SALN - news;
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www.salon.com), one of the Internet's leading media companies, today announced
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the acquisition of MP3Lit.com, the first Web site dedicated to offering spoken word and audio literature recordings in the MP3 format.

The acquisition represents Salon.com's continued expansion into the multibillion dollar digital audio market by adding a new destination site that will be promoted to Salon.com's audience of millions of users.

Under the terms of the agreement, Salon.com common stock, warrants and cash, with an aggregate value for the acquisition of approximately $5 million, will be exchanged for all outstanding shares of MP3Lit.com. The acquisition has been approved by the board of directors of each company, and closed on May 5, 2000.

With the MP3Lit.com acquisition, Salon.com will offer downloadable audio versions of books, short stories and interviews. In addition, the new MP3Lit.com division of Salon.com will assist in developing audio versions of Salon.com's popular articles, essays and commentary. The downloads will be available on the Web as well as on portable and wireless devices such as personal digital assistants (PDAs), MP3 players, electronic books devices and Internet-enabled cellular phones.

The acquisition also includes LoudBooks.com (www.loudbooks.com), the e-commerce
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division of MP3Lit.com, which will sell digital audio downloads of full length books by new authors when it launches later this year.

"Audio programming and digital downloads are increasingly significant revenue streams on the Internet," said Michael O'Donnell, CEO and president of Salon.com. "MP3Lit.com and LoudBooks.com, will be a major added value for Salon.com's business, as potentially highly trafficked destinations on the Web, as audio service providers and as new revenue potential from audiobook downloads."
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According to a recent report issued by Credit Suisse First Boston and Audio
Publishers Association, the spoken audio market is projected to grow to over $3.9 billion by 2005. Cumulative shipments of digital audio players and MP3 players are expected to exceed 25 million units in 2003.*

"With MP3Lit.com and LoudBooks.com we can now integrate digital audio capabilities into the Salon.com network, and deliver Salon.com's award-winning content in new ways," said O'Donnell.

Since its launch in October 1999, MP3Lit.com has quickly established itself as a leading provider of spoken word content on the Web, featuring free recordings of the works of renowned and emerging literary figures in MP3 and RealAudio formats. Authors on MP3Lit.com include such American legends as Ernest Hemingway and James Joyce, plus contemporary favorites such as John Grisham, Michael Crichton, Anne Rice, Tom Wolfe, John Updike, Maya Angelou, Henry Rollins and many more.

"MP3Lit.com and Salon.com share a vision to make the best literary content available in digital audio format," said Gary Hustwit, CEO of MP3Lit.com. "We're excited to introduce our library of recordings, by established authors and emerging writers alike, to Salon.com's millions of users."

The acquisition of MP3Lit.com joins Salon.com's other recent broadband initiatives including Salon.com on the Dial, which features original and syndicated online audio content, and video streaming of Barbara Sonneborn's Academy Award nominated Vietnam War documentary, "Regret to Inform."

ABOUT SALON.COM: Salon.com (www.salon.com; AOL Keyword: Salon), founded in 1995 by David Talbot, is an Internet media company that produces a network of 11 award-winning, original content sites and hosts two communities -- Table Talk and The WELL. Salon.com currently has relationships with more than 325 advertisers including industry leaders such as IBM, Lexus, Microsoft, EDS, Virgin Megastore Online and Intel. In December 1999, Salon.com announced a content and equity agreement with Rainbow Media Holdings, Inc., a subsidiary of Cablevision Systems Corporation and NBC. Strategic distribution partners include America Online (AOL), Lycos, Go.com, AltaVista, Reuters, CNN.com and CNet as well as wireless innovators AvantGo and Rocket eBooks. Salon.com content is also syndicated to print publications through United Features Syndicate. The site had
3.4 million unique visitors in December 1999.

ABOUT MP3LIT.com: MP3LIT.com was the first Web site focused solely on offering quality spoken word and audio literature recordings in MP3 format. The company, which was founded in 1999, offers hundreds of recordings of short stories, novel excerpts, poems, essays, interviews and more available in both MP3 and Real Audio formats-all free to the consumer. MP3Lit.com's content partners include Random House Audio, Bantam Doubleday Dell Audio, Harper Collins Audio, Time Warner Audio, and dozens of other book and audio publishers. The Company has also recently completed strategic alliances with AOL's Spinner.com, Real Networks, RioPort and
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others. The company's headquarters and editorial staff are located in New York with a West Coast sales and marketing office in Los Angeles.

This announcement contains forward-looking statements concerning advertising and traffic growth that involve risks and uncertainties including, among others, growth in use of the Internet for audio content and downloads, the unpredictability of its future revenues associated with audio content, advertising and downloads, integration and management of acquisitions, ability to launch new Web sites, including LoudBooks.com, ability to develop audio content, ability to cross-integrate MP3Lit.com, LoudBooks.com and Salon.com, business combinations and strategic alliances. Actual results could differ materially from those discussed. More information about factors that potentially could affect Salon.com's financial results is included in the Company's filings with the Securities and Exchange Commission available at the SEC's Web site (http://www.sec.gov). All forward-looking statements are based on information
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available to the company on the date hereof, and the Company assumes no obligation to update such statements.

NOTE: Salon.com is a registered trademark of Salon.com. All other company and product names mentioned are trademarks of their respective owners. IDC and Credit Suisse First Boston Tech Group.

SOURCE: Salon.com